EXHIBIT 5.1

Pillsbury Winthrop Shaw Pittman LLP

2475 Hanover Street

Palo Alto, CA 94304

August 25, 2005

PortalPlayer, Inc.

70 W. Plumeria Drive

San Jose, California 95134

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for PortalPlayer, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 1,385,499 shares of the Company’s common stock, par value $0.0001 per share (the “Plan Shares”), issuable pursuant to the Company’s Amended and Restated 2004 Stock Incentive Plan and 2004 Employee Stock Purchase Plan (the “Plans”) and 41,067 shares of the Company’s common stock, par value $0.0001 per share (together with the Plan Shares, the “Shares”), issuable upon exercise of a warrant to purchase shares of the Company’s common stock issued to Gary Johnson.

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plans and the warrant, will be legally issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP